EXHIBIT 99.2

Contact:	Rosanne Palacios	Judy Wawroski
	International Bancshares Corporation	International Bancshares Corporation
	(956) 722-7611 (Laredo)	(956) 722-7611 (Laredo)

FOR IMMEDIATE RELEASE:

IBC Announces Earnings

LAREDO, Texas—(BUSINESS WIRE)—July 28, 2005—International Bancshares Corporation (“IBC”) (Nasdaq:IBOC - News) today reported net income for the second quarter of 2005 of $33.4 million or $.52 per share - basic ($.52 per share - diluted) compared to $26.2 million or $.43 per share - basic ($.42 per share - diluted), which represents an increase of 27.5% in net income and 23.8% in diluted earnings per share.   Net income for the first six months of 2005 was $71.0 million, or $1.12 per share – basic ($1.10 per share diluted) compared to $52.7 million, or $.87 per share – basic ($.85 per share diluted), which represents an increase of 34.7% in net income and 29.4% in diluted earnings per share.

Net income for the first six months was positively impacted by the acquisition of Local Financial Corporation (“LFIN”) in June 2004 and by cash distributions of $5,613,000, net of tax, from the January 2005 merger of the PULSE EFT Association with Discover Financial Services, a business unit of Morgan Stanley, received in the first and second quarter 2005.  Members of the PULSE EFT Association received these cash distributions based in part upon their volume of transactions through the PULSE network.

“I’m pleased with the Company’s second quarter earnings, as well as the results of the first six months,” said Dennis E. Nixon, Chairman and CEO of International Bancshares Corporation. “The Company has continued to show strong earnings for the first six months of 2005 clearly reflecting the Company’s commitment to solid earnings.  I am also pleased with Company’s integration of Local Financial Corporation into the operations of both companies at the one year anniversary.  Most of the Company’s consolidation objectives have been met, and management anticipates completion of the process will occur during the remaining months of 2005.”

Total assets at June 30, 2005 were $10.3 billion compared to $9.9 billion at December 31, 2004. Total net loans were $4.8 billion at June 30, 2005 and December 31, 2004. Total deposits were $6.5 billion at June 30, 2005 compared to $6.6 billion at December 31, 2004.

IBC is a $10.3 billion multi-bank financial holding company headquartered in Laredo, Texas, with over 180 facilities and over 300 ATMs serving more than 75 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward-looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.